                                                                      EXHIBIT 12


                      RATIO OF EARNINGS TO FIXED CHARGES


                                                        FISCAL YEARS ENDED                                 THREE MONTHS ENDED
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                                   OCTOBER 28   OCTOBER 27   OCTOBER 25   OCTOBER 31   OCTOBER 30        JANUARY 30   JANUARY 29
                                      1994         1995         1996         1997         1998              1998         1999
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Adjusted Income:
  Pre-tax income                    $76,394      $79,208      $93,043      $109,177     $118,788          $14,825      $15,994
  Fixed Charges:
    Interest Expense                  2,504        4,216        3,029         5,294       10,707            1,885        3,154
    Interest Portion of
      Operating Leases                  700          700          850         1,000        1,050              250          250
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                                     79,598       84,124       96,922       115,471      130,545           16,960       19,398

Ratio of earnings
to fixed charges                      24.8x        17.1x        25.0x         18.3x        11.1x             7.9x         5.7x
